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                                                                    EXHIBIT 23.1

                       CONSENT OF INDEPENDENT ACCOUNTANTS

MONSANTO COMPANY:

    We consent to the use in this Amendment No. 3 to Registration Statement No. 333-36956 on Form S-1 of Monsanto Company of (i) our report, dated March 22, 2000, except as to Notes 14 and 19 as to which the date is August 7, 2000, on the combined financial statements of the Monsanto Company Agricultural Business, (ii) our report dated September 1, 2000, on the statement of financial position of Monsanto Company, and (iii) our report dated September 19, 2000 on the pro forma condensed combined statement of income of Monsanto Company Agricultural Business for the year ended December 31, 1999, which are a part of such Registration Statement appearing in the Prospectus.

    We also consent to the references to us under the heading "Experts" in such Prospectus.

/s/ Deloitte & Touche LLP

St. Louis, Missouri
September 25, 2000